EXHIBIT 99.2

24096 – 170th Avenue Fergus Falls, MN 56537 Phone: 218 998-4301 Fax: 218 998-4302 ahicks@otaellc.com www.ottertailethanol.com

NOT FOR RELEASE BEFORE 12:01 A.M. ON
October 31, 2009
Fergus Falls, Minnesota
For more information, contact Anthony J. Hicks 218 998-4301

Fergus Falls Ethanol Achieves Agreement with Lenders
Files for Negotiated Chapter 11 Protection to Reorganize

Otter Tail Ag Enterprises, LLC, (OTAE) has achieved an agreement with its senior lenders and filed for court protection to implement a strategy intended to create a viable company that can compete in current markets.

“We believe that by filing for the protection afforded us under Chapter 11 of the U.S. Bankruptcy Code, we will be able to move forward with our senior lenders and members to restructure our debt and raise the necessary capital to move forward in today’s economy,” said Anthony Hicks, Otter Tail Ag’s Chief Executive Officer.

The pre-arranged bankruptcy filing was done with the approval of the company’s senior lenders, AgStar Financial Services, which represents ten banks, and MMCDC New Markets Fund II. This will allow the company an opportunity to restructure its indebtedness and negotiate contracts to reflect present day market values.

“Negotiating a pre-filing arrangement with our senior creditors allows us the best opportunity to finalize our restructuring plan, which we will seek to have approved by the courts,” Hicks said.

OTAE was hit by what some in the ethanol industry have called “the imperfect storm.” The rising price of corn, the falling price of gasoline and the national economic crisis created a very difficult situation for many ethanol producers across the country, especially the newer plants that were built in the last few years, such as the Fergus Falls facility, which opened in 2008.

According to industry information, by February 2009, about 9 percent of all the ethanol plants in the U.S. had filed for bankruptcy and some analysts believed the numbers could reach as high as 20 percent. However few have reportedly done this with a pre-negotiated arrangement with their lenders.

VeraSun, one of the nation’s largest ethanol producers with 16 plants, filed Chapter 11 last fall without terms from its senior lenders. VeraSun’s failure to achieve a lender agreement led to a forced sale of the company’s assets. The majority of VeraSun’s ethanol plants were purchased by Valero, one of the U.S.’ largest petroleum refiners. The remaining plants were purchased by other groups and resold to a variety of buyers. VeraSun’s ethanol production facility in Hankinson, North Dakota, sat idle for a year and was sold to Murphy Oil Corporation, based in El Dorado, Ark. The Hankinson facility resumed operations in mid October.

“We have been working to avoid the kind of fire sale liquidation of plants that has been happening around the country, where big outside companies come in and buy the assets for pennies on the dollar” Hicks said. “Our goal has been to find a way for the plant to continue operating, to keep an opportunity for local ownership. This is in the best long-term interest of our members and the community.”

The Fergus Falls ethanol plant is one of the single largest projects in the community. During its original equity offering and subsequent financing two years ago, Otter Tail Ag Enterprises enjoyed, in the words of Hicks, “tremendous local and regional support from the community of Fergus Falls, Fergus Falls Township, Otter Tail County, the State of Minnesota and many surrounding communities.”

OTAE experienced significant losses for the fiscal year 2009, and its approximate $81 million of long-term debt is greater than the company’s ability to repay under the present terms and conditions, according to Hicks.

“The root cause of this has been the price of both corn and ethanol,” Hicks said. “The company held long corn positions last fall and short ethanol. The markets dropped dramatically across the board, and OTAE was not immune.”

In meeting with its members in February of this year, the OTAE board and management were told to reduce the company’s debt. The bankruptcy filing is part of the strategy developed to accomplish that goal.

Under protection of bankruptcy, the board and management will work with the lenders to negotiate new contracts and debt agreements and raise approximately $12 million in new equity.

The ethanol industry is presently experiencing a rally. Lower corn prices of late summer and higher prices at the pump for gasoline have enabled many ethanol producers to see some black ink for a welcomed change, according to industry analysts.

“Ethanol has had wonderful times but has gone through a dry spot the last nine months, but it has a rosy future,” said Bruce Dale of Michigan State University, a much sought after expert on bio-energy research. “Ethanol is not going away; in fact I think it will continue to grow.”

According to Hicks, operations at OTAE will be buiness as usual. “We continue to purchase corn, make ethanol and sell distillers grain.”

-end-

Except for historical information contained herein, the statements in this information release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include our expectations regarding future costs and revenues and consumer demand for ethanol. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The information contained in this release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Otter Tail Ag Enterprises, LLC undertakes no obligation to update any information contained in this release.